Exhibit 15.3
Letter from KPMG

(KPMG Letterhead)
May 11, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for eLong, Inc. and, under the date of June 24, 2008, we reported on the consolidated financial statements of eLong, Inc as of and for the years ended December 31, 2006 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007. On October 10, 2008, we were dismissed. We have read eLong, Inc.’s statements included under Item 16F of its Form 20-F dated May 11, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with eLong Inc’s statements that: “The Audit Committee of our Board of Directors approved both the engagement of Ernst & Young Hua Ming and the dismissal of KPMG.” and “During the years ended December 31, 2006 and 2007, and the subsequent interim period through October 10, 2008, neither we nor anyone on our behalf consulted with Ernst & Young Hua Ming concerning (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and Ernst & Young Hua Ming concluded that neither any written report nor any oral advice was provided to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as that term is used in Item 16F (a)(1)(iv) of Form 20-F and the related instructions to Item 16F) with the former auditors or a reportable event (as defined in Item 16F (a)(1)(v) of Form 20-F).”
Very truly yours,

/s/ KPMG